Exhibit 10.23

CA, INC.

HOMEOWNERS RELOCATION POLICY FOR BANDS K, L AND ZZ
(SENIOR EXECUTIVES)

The Company's policies, procedures and practices, whether expressed here or elsewhere, whether oral or written, are not intended to create any promise or contractual right of employment.

Employment with the Company is at will.  This means that either you or the Company may terminate the employment relationship at any time with or without cause and without prior notice.  This applies to privileges and benefits as well.

This relocation policy is subject to change by the Company in its sole discretion without prior notice, to the extent permitted by applicable law.

CA, INC.
HOMEOWNERS RELOCATION POLICY FOR BANDS 5 AND Z (SENIOR EXECUTIVES)

INTRODUCTION

Change offers challenges and opportunities. On behalf of all your colleagues here at CA, Inc. (CA or the Company), we want to thank you for your willingness to make this change. We hope that it will lead to personal growth, further career development, and prove mutually beneficial.

While there are many benefits available to you, you will be responsible for managing costs associated with your move and you will be expected to keep relocation costs to a minimum.

Our goal is to provide our mobile employees and their families with the tools and assistance to help them relocate in a timely and cost-effective manner.

It is our shared responsibility to communicate openly and honestly and to cooperate with one another to ensure the highest level of motivation, morale and productivity during the relocation process.

Furthermore, we are committed to ensuring that our service partners meet our requirements for efficient, customer-oriented service delivery. These selected service partners will work with you throughout your move and will be available to answer any questions that you have.

You will be asked to confirm receipt of this policy to ensure effective communication.

Best wishes to you and your family in your new location.

ELIGIBILITY

When relocating at CA’s request, you will be eligible for the relocation assistance described in this policy if you are a full time employee or new hire in Band K, L, or ZZ, own and reside at the point of origination in a home that fits the criteria established by the Company described below, and your new principal place of work is at least 50 miles farther than the old residence was from the old place of work (i.e., your commute has increased more than 50 miles). The anticipated duration of your assignment must be at least one year, and the relocation of your household is necessary to significantly reduce the problems of commuting.

Certain relocation expenses for family members (spouses, partners and dependents) may also be reimbursed. Persons eligible to relocate with the transferee under this policy include household members and/or dependents that reside full time in the transferee's home at the time of relocation.  Dependents are defined as: legal spouse, common law spouse in those states that recognize common law marriage, domestic partner, legally dependent unmarried children under 19, legally dependent unmarried children under age 25 who are full time college students, children with limiting disabilities and/or a parent(s) who is reliant on the transferee for primary care.  Dependent family member information must be provided to the Relocation Counselor.  In non marriage situations, CA's preferred relocation partner will require proof that individuals reside within the same residence.

If a family member currently living with you is also employed by the Company and will be employed by the Company at the new location, all relocation assistance and expense reimbursements will be offered and paid once.

MOVE ELIGIBILITY

To be eligible to qualify for relocation assistance, you must be able to complete your relocation within one year of the start date of your new position. After this date you will forfeit eligibility for certain benefits, like new home purchase assistance. You must also satisfy the distance requirement listed below. If you do not think you will qualify in either case, contact your Counselor (as defined below) immediately for further instructions.

1]    Mileage from your old home to your new workplace:
2]    Mileage from your old home to your old workplace:
3]    Subtract line 2 from line 1:     _

The result on line 3 must be equal to or more than 50 miles.

YOUR RESPONSIBILITIES

Your cooperation throughout the transfer will help to ensure your move is accomplished with the least inconvenience possible. In addition:

•	You must not contact any brokers directly until you have spoken with your Counselor. Instead, you will be referred to approved brokers at both the departure and destination locations.

•	You should retain certain receipts and other documents to verify relocation expenses and support payments made to you by CA under this policy.

•	You are expected to comply with the time frames established for the various steps of your relocation, as described in this policy.

•	You must secure necessary approvals.

•	You must prepare and submit all necessary expense reports in a timely manner.

•	You must sign your Moving & Relocation Expense Repayment Agreement in the form provided by CA's preferred relocation partner.

At the conclusion of your move, we will solicit your sincere evaluation of the services made available to you.

HUMAN RESOURCES RESPONSIBILITIES

All relocation decisions relating to eligibility must be approved by Human Resources. Human Resources will also make all initial authorizations for services to all service providers. Human Resources has selected various service providers to assist with your relocation.

RELOCATION SERVICE COMPANY

CA Technologies has contracted with Brookfield Global Relocation Services (Brookfield GRS) to work with you for all your relocation needs. A network of experienced brokers has been put in place to assist you:

With the sale of your present home for the best price in the time available, and with the purchase of a new home in your destination location.

It is critical that you contact your Brookfield GRS Relocation Counselor before you contact any real estate agent directly. In most instances, on both the departure and the destination side of the relocation, a business relationship has been established with the real estate broker to collect a referral fee on any real estate transaction. This relationship and financial strategy is one that is essential in order for CA Technologies to manage overall costs of the program. If you decide to take action outside the established guidelines, CA Technologies will incur substantial and unanticipated costs for your relocation.

Call Brookfield GRS before you take action to list your home. You must use an approved network agent to be eligible for the Brookfield GRS Homesale Program. If a network agent is not utilized, homesale expenses will not be paid.

Call Brookfield GRS before choosing an agent in your destination location. You must use an approved real estate agent to be eligible for home purchase closing cost reimbursements. If a network agent is not utilized, new home closing costs will not be covered.

Marketing Your Home

The Brookfield GRS Homesale Assistance Program will help you attain the best market price for your home, leaving much of the legwork to Brookfield GRS and your selected agent.

The Process

Your Brookfield GRS Counselor will provide you with the names of two approved real estate agents who will prepare individual market analyses on your home. If for some reason, you’d like to request a different agent, just notify your Brookfield GRS Counselor and request a change. Remember, the agent must be an approved network agent. Once the market analyses have been completed and reviewed, you will need to select one agent to list and market your home.

LUMP SUM PAYMENTS

Many of the usual relocation expense areas will be handled via a lump sum payment. The lump sum payment is designed to reduce record-keeping requirements for your expenses, simplify administrative processes, and provide you with the maximum flexibility possible and the opportunity to manage your own cash flow during your relocation. If your actual expenses are less than the lump sum allowance, you may retain the unused portion. Conversely, if your expenses exceed the lump sum allowance, you will be responsible for these costs.

The lump sum payment varies based on the factors set forth below.

LUMP SUM COMPONENTS – The following components are included in the lump sum payment for which you are eligible:

1.    Two House Hunting Trips

•	Lodging for a total of nine nights

•	Per diem for meals

•	Mid-size rental car

•
Two round-trip airline tickets for you and your spouse/partner based upon a 14-day advance purchase or personal auto mileage. (The distance between your old location and new location must be greater than 250 miles to qualify for air transportation.)

2.    Temporary Living

•	Lodging in corporate housing (or equivalent) for 90 days

•	If customary corporate lodging in the area does not include kitchen facilities, a per diem for meals will be factored into the lump sum calculation

•	Mid-size rental car for 2 weeks

•	Five (5) return trips home for the employee only including coach-class airline ticket based on a 14-day advance purchase.

The allowance for temporary living is of limited duration and will require that you focus your efforts to obtain a new residence quickly. Per diem rates are based on hotel costs in the new location. If your personal situation requires a longer stay, then CA's preferred relocation partner can assist you in finding short-term furnished housing. However, you will bear any additional costs if you cannot obtain and occupy adequate housing in the time frames described above.

CALCULATION AND PAYMENT

Calculations will be based upon your family size, expense projections for the new location, and the elements of eligible expenses established by CA.

The lump sum payment will be grossed up. For more information please refer to the “Tax Information” section.

The lump sum will be paid out in one payment, after initiation, and once the repayment agreement is fully executed and received by Brookfield GRS.

MISCELLANEOUS ALLOWANCE

This miscellaneous allowance is designed to assist in the various costs you experience to change auto registrations, install new appliances, move any antiques or valuables which are not covered under the shipment of household goods, or any other expense not specifically covered in some other part of this policy. You will qualify for a miscellaneous allowance equal to your new monthly salary up to a maximum of $25,000.

The miscellaneous allowance is taxable income and will generally be paid by CA in the next available payroll cycle following your start date at your new office location based on CA’s payroll cycles and processing dates.

SELLING YOUR HOME – Home Marketing Assistance and the Buyer Value Option (BVO) Program

The objective of home marketing assistance is to help you realize the most value from the sale of your home within a reasonable period of time, enabling you and your family to purchase a home in your new location. In order to provide every opportunity for a sale to a third party, your home must be actively marketed. If you have not entered into a contract to sell your home within one (1) year of your transfer date, you will no longer be eligible for the BVO program and you will only be entitled to direct reimbursement, as described below in “SELLING YOUR HOME ON YOUR OWN”.

The services offered through the program will provide you with professional expertise and will assist you in:

•	Selecting a qualified real estate broker

•	Establishing a competitive list price based on competitive market analysis

•	Developing marketing strategies to increase the likelihood of a rapid sale

The Process

1.
Your Brookfield GRS Counselor will provide you with the names of two approved real estate agents who will prepare individual market analyses on your home. If for some reason, you’d like to request a different agent, just notify your Brookfield GRS Counselor and request a change. Remember, the agent must be an approved network agent.

2.	Once the market analyses have been completed and reviewed, you will need to select one agent to list and market your home.

3.	Be sure your listing agreement includes a commission rate that is standard for the area (normally not more than 6% or 7%).

4.
You will need to list your home at no more than 103% of the average of the most likely sales price found on the two broker market analyses (BMAs). By listing within a reasonable range of the recommended sales price, you are more likely to receive a sale within the first 30 days of marketing. The faster you sell your home, the faster you will be able to get settled in your new location.

IT IS IMPORTANT THAT YOU NOT INITIATE ANY WORK WITH A REAL ESTATE BROKER OR LIST YOUR HOME FOR SALE WITHOUT FIRST SPEAKING TO YOUR COUNSELOR.

BVO Eligibility
The BVO program is available as a vehicle for the sale of your principal residence at the time you are asked to relocate. This coverage is limited to a one- or two-family dwelling, condominium or townhouse. You must have good and marketable title to the residence and the property must be in saleable condition (all construction completed, eligible for lender financing, etc.)
Some properties are not eligible for the BVO program without special approval from Human Resources:
•Multiple dwellings (more than two units)
•Composition Hardboard
•Homes with excessive acreage
•Farms
•Mobile homes
•Cooperative apartments
•Vacation homes
•Income or investment properties
•Vacant land
•Properties with hazardous substances that cannot be remedied
•Homes under construction, partially completed, require extensive renovation or which are structurally unsound.
•Homes that have undergone renovations requiring but without the appropriate permits.
•Homes with synthetic stucco
•Homes insulated with urea formaldehyde foam insulation, or which contain any other hazardous or toxic materials or gases, including but not limited to asbestos.
•Homes which are located on or near any hazardous or toxic materials or gases.
•Homes that are uninsurable for normal hazard of fire and extended coverage.
•Homes which have leases that cannot be terminated with the tenant with a 60 day or shorter notice.

If you have any questions on program eligibility, please consult your Counselor.

The Broker Selection Process
During the selection process, we recommend that you interview the recommended brokers to assess their ability to effectively market your home. Please advise them that you are considering using their services and have been referred by CA's preferred relocation partner. Some of the questions you might ask them to help you in your selection process are:

•	Which locations and price ranges do you have the most experience with?

•	How many similar homes have you sold in the last six months?

•	How do you intend to market my home? (How many open houses will be scheduled? What is your advertising strategy?)
Once you have selected a broker, notify your Counselor. Remember -- do not sign a Listing Agreement until you have talked with your Counselor.
If you feel strongly about working with a real estate firm or a broker not recommended by CA's preferred relocation partner, please discuss this with your Counselor. The Counselor will then contact your broker to see if he or she qualifies to participate in the BVO program explained below and explain to them various aspects of this program, including the required "Listing Exclusion Clause".

Listing Exclusion Clause
Important! You must include a listing exclusion clause in your listing agreement. Your Brookfield GRS Counselor will provide you with a copy.
Do not sign any offers or take any money as a deposit from the real estate agent or a prospective buyer. Doing so will jeopardize your eligibility for the program benefits.

Disclosure
Real estate transactions are governed by laws and regulations designed to protect the interests of both sellers and buyers. Every home seller has certain duties and obligations to a buyer, including full disclosure of all pertinent information about the condition of the home and its surroundings. In this regard, you can protect both yourself and CA from potential litigation by the timely and thorough completion of all forms and documents pertaining to the condition of your property. It is not the intent of the Company to relieve you of your duties and obligations, including (but not limited to) completing all necessary repairs and full disclosure.

The Home Marketing Process
As explained above, your Counselor will discuss market strategies with your listing agent as soon as you have executed a Listing Agreement. The Counselor will follow up on buyer and broker comments, open house events, and showing activity, and will make recommendations on selling price adjustments, advertising strategies, and terms/conditions.

When You Receive an Offer
If you receive a bona fide purchase offer on your home at any time, contact your Counselor immediately. A “bona fide offer” is an offer from a ready, willing and able party not related to you in any way.

DO NOT SIGN ANY SALES AGREEMENT OR ACCEPT ANY DOWN PAYMENT OR DEPOSIT WITHOUT FIRST SPEAKING TO YOUR COUNSELOR.

Your Counselor will assist you in determining if the offer is in your best interest and whether the terms are acceptable to all parties. To be acceptable, the sale cannot be contingent on the sale of another property, and it should be scheduled to close within 90 days.
The Counselor will review any proposed sale agreement to ensure that it does not contain any contingency and that its terms are consistent with local custom. If all these are determined to be satisfactory, the Counselor will send you a Contract of Sale in which CA's preferred relocation partner offers to buy your home at the agreed price (which will reflect any concessions to buyer) such as the payment of buyer's closing costs, buyer's inspection costs, repairs, allowances, etc. (and any other adjustments).

Once you and CA's preferred relocation partner have signed the Contract of Sale, the Listing Agreement with the broker will terminate and you will have no obligation to pay a broker commission there under.

Once the Contract of Sale has been fully executed, all necessary repairs have been completed and you have vacated your home in “broom clean” condition, the final equity payment will be issued. The closing or settlement date of the sale will be the later of the date on which you sign the Contract of Sale or the date on which you vacate the property. All adjustments and pro rations will be made as of the settlement date.

During the period of time you remain in your home after acceptance of an offer, you are still responsible for the care and maintenance of the home (including repairs) and for your mortgage payments, taxes and insurance.

Closing the Sale and Receiving Your Equity
Upon receiving a clear title search, your Counselor will send you all the necessary closing documents. By signing these documents, you will not be required to attend the closing. As indicated above, once the Contract of Sale has been fully executed, all necessary repairs have been completed and you have vacated your home in “broom clean” condition, the final equity payment will be issued.

SELLING YOUR HOME ON YOUR OWN

If your principal residence is considered ineligible for Brookfield GRS’s Home Sale Assistance Program, you will be eligible to receive direct reimbursement of reasonable and customary home sale expenses to sell your home on your own. Expenses related to selling vacation/ secondary homes or investment properties are not covered.

Reimbursable expenses include:

Real estate commission at the prevailing rate in your current location
Closing attorney’s fees
Real estate recording fees and transfer taxes
Title insurance for benefit of your buyer where required by law

These are typical items we would reimburse up to any designated policy cap.
Submit a completed Relocation Expense Report to Brookfield GRS online via ReloCenter, then print a copy of the cover sheet, sign and send it to the address indicated on the form with a copy of your home closing statement (HUD) within 30 days of close to be eligible for reimbursement per company guidelines.

You will be responsible for all income taxes associated with the reimbursement of these costs, which can be a substantial amount. Therefore, you are strongly encouraged to participate in the BVO program if at all possible.

NEW RESIDENCE

The objective of the home finding counseling you will receive is to help you find an affordable home as quickly as possible, and to settle into a new location with the least amount of inconvenience and cost.

NEW HOME PURCHASE

If you currently own a home and wish to purchase a home in the new location, your Counselor will assess your needs and develop a profile of your preferences for commuting, lifestyle, amenities, schools, etc.

After initial counseling to assess your needs and preferences, an approved broker will assist you in organizing an area orientation of suitable, affordable communities. This representative will accompany you on your preview of specific homes that best meet your preferences. When you find the right home, the Broker will assist you in preparing the Offer to Purchase, scheduling inspections and planning your home purchase.

Building a new home is a personal decision; therefore, it is important to recognize the risks and policy limitations associated with new construction. If you decide to build a home, you will be responsible for additional costs directly resulting from this decision. The following points illustrate costs that will not be reimbursed:

•	Extensions of temporary living due to construction delays

•	Builder’s costs relative to construction loans; only one set of eligible purchase closing costs will be considered for reimbursement

You should evaluate the impact of the financial burden, equity risk and inconveniences associated with your purchase decision. Furthermore, the following characteristics of the proposed new home should be considered in making your final decision, since they may impact the long term value of the home. Is the home:

•	Located in a residential community

•	Located within an incorporated area

•	Architecturally consistent with the neighborhood

•	A resort or recreational property

•	Consistent in property acreage within the neighborhood

NEW HOME PURCHASE ASSISTANCE/MORTGAGE PROGRAMS

This section applies to you only if you currently own your principal residence and are purchasing a home within twelve months of your effective start date at the new location. CA will pay for some of the closing costs associated with purchasing your new home.

To assist you in obtaining a mortgage, we have agreements with the CA's preferred relocation partner to provide special mortgage programs. Under these agreements, reimbursable closing costs will be billed directly to Computer Associates. This eliminates the necessity of obtaining an advance to pay closing costs and/or submitting relocation expense reports for reimbursement after closing as discussed below under Mortgage Programs.

Your Mortgage Counselor will explain the following programs to you:

Pre-Approval

The pre-approved process enables you to get an early start on the mortgage process. A mortgage pre-qualification certificate is a useful tool for negotiating the purchase price of the new home. Home sellers are often willing to make concessions to buyers if they know financing will not be a problem.

Mortgage Programs

If you choose to work with the CA's preferred relocation partner mortgage services, the following closing costs are eligible for payment:

▪	Loan Origination Fees, subject to a maximum of one point

▪	Title Insurance or fees for examination of title, as required by the lender

▪
Normal and customary escrow or closing fees charged by the title company and/or the lender to close the sale (Not including items such as taxes and insurance that must be paid in advance into escrow accounts.)

▪	Normal and customary attorneys’ fees

▪	Normal and customary recording fees

▪	Assumption or transfer fees

▪	Appraisal and/or survey of the new home, if required by the lender

▪	Credit report charges

▪	Inspections (general home inspection, radon, termite)

▪	Discount Points

▪	In addition, you will be reimbursed discount points according to a sliding scale that correlates with the published interest rate index: if the published FNMA 30-year 60-day yield rate is:
7.99% or less,     1.0 point (1% origination charges only)
8.00% to 8.99%,     2.0 points (1% origination charges and 1% discount point)
9.01% or more,     3.0 points (1% origination charges and 2% discount points)
The following fees are excluded and will not be covered:

▪	Application fee,

▪	Document prep fee

▪	Underwriting fee,

▪	Commitment fee

▪	Processing fee.

ALL FEES ON SECOND MORTGAGES ARE EXCLUDED AND ARE NOT COVERED
If you choose to use a lender other than CA's preferred relocation partner, you may request a cash advance of your estimated closing costs, up to a maximum of $5,000. Your lender is required to give you a “good faith estimate” well in advance of the closing. At least 10 days prior to your scheduled closing date, you should advise the Company of your request for the advance and fax a copy of the “good faith estimate" to your Counselor. To receive reimbursement for your closing costs, you must complete and submit a Relocation Expense Report that itemizes each reimbursable expense, along with a copy of the final closing statement within 10 days of closing.

MOVING TO YOUR NEW LOCATION

Moving Your Household Goods

CA's preferred relocation partner will handle arrangements for the movement of your household goods. Your Counselor will discuss your options and help you select the right services to expedite a cost-effective move. CA will be billed directly from the carrier for the cost of shipping your household goods. The Company does not reimburse tips to movers. Additionally, an adult must be present when your goods are packed and delivered.

Authorized Services

The Company will pay for the following services:

•	Normal packing and necessary materials

•	Transportation of household goods to the new destination

•	Normal appliance services, including wiring and plumbing modifications required within the house for disconnection and reconnection of appliances

•	Delivery to the new home. Weekend or holiday delivery should be avoided (will not be covered)

•	Normal unpacking and removal of packing materials

•	Storage for up to 60 days

The Company will not pay for the following services:

•	Exclusive use of the van, expedited service or extra drop off/pick up stops

•	Housecleaning, maid, or debris removal service at either the old or new home

•	Removal or installation of wall-to-wall carpeting, draperies and/or rods, electrical fixtures, water softeners, or similar items

•	Packing or transportation of boats, trailers, airplanes, household pets, plants, building materials, wood, or any perishable item

•	Disassembly or reassembly of children's playhouses or swing sets, portable swimming pools, waterbeds, utility sheds, fencing, or items of a similar nature

To the extent any of these services is required; the miscellaneous allowance may be available to pay for that service.

Insuring Your Household Goods

•	Your household goods are protected with full replacement insurance coverage, based on the value of the items covered by the insurance policy that you are moving.

•
Items not be covered under the policy include the following: accounts, deeds, bills, evidence of debt, currency, letters of credit, passports, railroad or other tickets, animals, jewelry, securities, coin & stamp collection, notes, bullion or precious stones, boats and trailers over 25 feet in length, merchandise for sale or exhibition, personal and sentimental value, and the unused portion of any warranty.

•	Prior to the move, you will asked to complete the “Declaration of Insurance” form to identify the value of the move, collections, and high value items.

•
High value items are defined as a single item, pair, set or collection with a market value of $5,000 or more (collections $2,000 or more.) These items must be specifically valued & declared prior to the move taking place. Current third party written appraisals of these high value items is also recommended. If these items are not declared, the recovery amount will be limited to a maximum of $5,000 per article, pair, set or $2,000 per collection.

Moving Your Vehicles

Arrangements for moving your automobiles will be handled by the same carrier who handles your household goods or, in some cases, a dedicated automobile carrier. CA will pay the cost of moving up to two automobiles, provided the distance of your move is greater than 500 miles.

If the distance of your move is less than 500 miles, your mileage (at the Company’s current mileage reimbursement rates) for up to two vehicles will be reimbursed. Travel will be based on the most direct route. If you require temporary living, you may ship one vehicle ahead of time rather than renting a car for the entire period of temporary living.

Final Move Expenses

The Company will reimburse you for actual travel and lodging expenses incurred for you, your spouse, and family members (as applicable) for your final move to the new location. Reimbursable expenses include:

•	Mileage (based on the current reimbursement rate) will be paid for the most direct route for up to two vehicles unless you choose to fly and/or ship your vehicles.

•	If you are shipping your automobile(s), you will be reimbursed for airfare for all family members at the coach class rate for one-way tickets purchased at least seven days in advance.

•	Per diem for meals and one night’s lodging for each 500 miles driven.

•	Travel must be booked through Carlson Wagonlit (via your CA,Inc’s on-line profile, following the site’s link: https://one.ca.com/admin/gas/travel/Pages/default.aspx)

TAX INFORMATION

As you might expect, your total income will look a little different because of your move. That is because current tax law and Internal Revenue Service (IRS) regulations require that we report as income all relocation expense reimbursement made to you or paid on your behalf. Therefore, the tax effects of relocation transactions can only be determined on an individual basis. It is important that you talk to a tax professional to find out how certain kinds of assistance may affect your own tax situation. Keep in mind that CA will not reimburse tax preparation or tax counseling expenses (although your miscellaneous allowance can at your discretion be applied to these expenses).

All relocation expenses that CA pays on your behalf or directly to you are reported to the Internal Revenue Service (IRS) as compensation, which will be included in your gross annual income. The only exceptions are:

•	The expenses associated with shipment of your household goods.

•	The travel and lodging (not meals) for you and your family during the final move.

These costs are considered “excludable from income” and will not be shown on your W-2 form.

Note: This includes expenses for the day you arrive. You can include any lodging expenses you had in the area of your former home within one day after you could not live in your former home because your furniture has been moved.

Based on IRS and state requirements, CA will include reimbursed relocation expenses on your W-2 form in the year in which they are paid.

When you receive your W-2 form, you will also receive a statement detailing the relocation expenses related to your move, including money paid to you to help offset tax liability from this additional income. This is referred to as "tax gross-up". The tax gross-up is also considered income, so in the calculation of gross-up there is an adjustment to cover this additional tax liability. Appropriate withholding for Federal, State, (local, Social Security, and/or Medicare) taxes will be made, and deposited with your regular withholdings.

The tax gross-up calculation will be based on the following factors:

•	How many dependents you claim and your tax filing status (single, joint, etc.).

•
Company compensation is only defined to include the annualized base salary and relocation expenses. Any commission, bonus and stock options, etc. are excluded. We will not include any spousal income (unless your spouse is also employed with Computer Associates), even if you are filing jointly.

•	The higher of the standard deduction or estimated itemized deduction of the respective taxing authorities.

•	Your destination state.

Note: You will be responsible for all local taxes applicable in either the departure or destination location.
Nothing in this policy should be construed as providing, directly or indirectly, Income Tax advice. For more information about moving expenses, we suggest that you obtain IRS Publication 521 "Moving Expenses" and that you retain the services of a professional tax advisor /preparer.

The tax gross-ups to be provided by the Company for the various "relocation expense" items are outlined below. The actual gross-up decision is based on the deductibility of the item according to then current IRS tax laws.

Relocation Expense	Gross-Up	Tax Calculation
Lump Sum Payment	Yes	At individual's tax rate
Final Move Meals	Yes	At individual's tax rate
Mileage Reimbursement	Yes	At individual's tax rate
Miscellaneous Allowance	No	Withhold federal, state and local taxes
Final Move Lodging/Transportation	No	None -not included in employee income
Household Goods Shipment & Storage up To 30 days	No	None -not included in employee income
30 days additional storage	Yes	At individual's tax rate
New Home Closing Costs	Yes	At individual's tax rate (excl. origination fee & points)
Old Homesale Through CA’S PREFERRED RELOCATION PARTNER	No	Most costs are not taxable to the employee. Certain Seller costs are deminimus and are included in employee's income. No gross-up is provided for these amounts.
Direct Reimbursement of Old Home Selling Costs	No	Employee responsible for tax liability

You are eligible for the relocation benefits for up to 12 months from your effective date of transfer. It is recommended that you submit relocation-related expense reports within 90 days of the date incurred, if applicable.

Your eligibility to receive relocation benefits is subject to the terms and conditions of CA’s Relocation Policy and is conditioned upon your signing the Moving and Expense Repayment Agreement.

Moving & Relocation Expense Repayment Agreement

Moving From Office: ____________________ To Office: ____________________________

I acknowledge receipt of CA, Inc.'s (CA) Moving & Relocation Expense Repayment Agreement and agree as follows:

1. I understand and agree that if my employment is terminated for cause or if I voluntarily leave CA for any reason within two (2) years from my Effective Date of Transfer, I will be required to repay the moving and/or relocation expenses/costs that CA pays to me or on my behalf in connection with my relocation, including any tax gross-up. The “Effective Date of Transfer” is the date that Human Resources enters into SAP as the date of my role in the new location

2. The repayment that I will be required to make will be in accordance with the following schedule:

If I voluntarily terminate my employment for any reason or I am discharged for cause at any time from the signing of this Agreement through twelve (12) full months following my Effective Date of Transfer, I must repay 100% of the moving and/or relocation expenses/costs that CA paid me or that CA paid on my behalf.

If I voluntarily terminate my employment for any reason or I am discharged for cause at any time more than twelve (12) months following my Effective Date of Transfer through twenty-four (24) months following my Effective Date of Transfer, I must repay 50% of the moving and/or relocation expenses/costs that CA paid me or that CA paid on my behalf.

For purposes of this Agreement, termination "for cause" is defined as employment termination for misconduct, poor performance, or violation of any Company policy or procedure. By way of example, termination for cause includes, but is not limited to: (1) dishonesty, including theft; (2) insubordination; (3) job abandonment; (4) willful refusal to perform the employee's job; (5) violation of the terms of the Company's Employment and Confidentiality Agreement; (6) violation of the Company's policies prohibiting discrimination and unlawful harassment; (7) violation of the Company's Rules of Conduct; (8) violation of the Company's Workplace Violence Policy or its Drug and Alcohol Policy; (9) conviction of or a plea of guilty or no contest to a felony under the laws of the United States or any state thereof; (10) violation of the Company’s Code of Conduct or Core Values; and, (11) excessive absenteeism.

3. I understand and agree that if CA does not terminate my employment for cause and I do not voluntarily terminate my employment within two (2) years after the Effective Date of Transfer, I will not be required to repay any portion of the moving and/or relocation expenses/costs CA paid to me or that CA paid on my behalf.

4. By signing this Agreement, and to the extent permitted by law, I hereby authorize CA to deduct any repayment I may owe under this Agreement from any monies due to me, including any accrued vacation, sick, or personal time, whether during my employment or after the date of my employment termination.

5. I understand and agree that I will pay CA any amounts owing under this Agreement within ninety (90) days following my last day worked at CA by sending a check or money order payable to “CA, Inc.” in the amount owed to CA’s Chief Human Resources Officer.

6. I understand and agree that I will pay the reasonable attorney’s fees incurred by the Company as well as any damages the Company may incur as a result of my failure to pay to CA any amounts owing under this Agreement within ninety (90) days following my last day worked at the Company.

7. I further understand and agree that this Moving & Relocation Expense Repayment Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to New York’s conflict of laws principles. The federal or state courts of the State of New York, County of Suffolk shall have sole and exclusive jurisdiction over any claim or cause of action relating to this Agreement. I will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection based upon forum non conveniens or as to personal jurisdiction over me in the state or federal courts of the State of New York, County of Suffolk. The choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction.

Agreed and Accepted this_____ day of _________ 20_____

Employee Name (Print & Sign)______________________________________________________

CA, Inc. by ___________________________ __________________________________________
on behalf of CA’s Global Mobility Group, Human Resources Department